SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P., in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may:

•	publish the post filed herewith as Exhibit 1 (the “Social Media Post”) to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages (the “Social Media Pages”) or various other social media channels or to its website, www.RestoretheMagic.com (the “Website”), or may otherwise disseminate the Social Media Post to the Company’s shareholders; and

•	publish the material filed herewith as Exhibit 2 (the “Website Material”), or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Website Material to the Company’s shareholders.

Exhibit 1

Video Transcript:

James A. (“Jay”) Rasulo: I think some of the most important things to focus on at The Walt Disney Company are first and foremost creative content. Something's broken in the creation of creative content.

I think from the very start back in the 30s, when Walt created the first feature animated film, it started the Disney flywheel. In fact, Walt invented the Disney flywheel that you could take something that pleased people in a movie theater, make it into consumer products, ultimately put it into Disneyland as rides and attractions. Animation is so key to the Walt Disney Company. So key to the success and the running of the flywheel that to imagine that The Walt Disney Company has lost its iconic status in animation today is almost unbelievable. And personally, it really affects me because this is how we created success when I was at the company.

Exhibit 2